Exhibit 99.1

National & Retail Trades and First Call, Release: August 12, 2004 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS SECOND QUARTER NET INCOME INCREASE OF 39% AND EARNINGS PER SHARE OF $0.45

MENOMONEE FALLS, WI … August 12/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported net sales and earnings for the second quarter ended July 31, 2004.

Kohl’s Corporation reported a 39 percent increase in net income for the quarter ended July 31, 2004.   Net income was $155.8 million, or $0.45 per diluted share compared with $112.1 million or $0.33 per diluted share a year ago.  Net sales increased 13.1 percent to $2.5 billion for the quarter.  Comparable store sales decreased 1.1 percent for the same period.

For the six months ended July 31, 2004, net income increased 21 percent to $269.6 million or $0.78 per diluted share, compared with $223.2 million or $0.65 per diluted share for the six months ended August 2, 2003.  Net sales increased 12.8 percent to $4.9 billion from $4.3 billion a year ago.  Comparable store sales decreased 0.5 percent for the same period.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We have made significant progress on our 2004 initiatives as evidenced by our strong earnings performance for the quarter. We are very comfortable with the level and content of our inventory and the controls we have in place to maintain the appropriate level.  At the same time, our in-store efforts to create a better shopping environment have been well received by the customer.”

Montgomery added, “We have seen continued improvement in the selling of new receipts throughout the second quarter.  This fact, along with our planned new merchandise launches throughout the third quarter, gives us confidence that we will return to positive comparable store sales increases in the third quarter.”

Expansion Update

During the first half of the year, the Company successfully opened 47 new stores including entries into the Sacramento, CA; San Diego, CA; Fresno, CA; and Memphis, TN markets.

The Company now operates 589 stores in 38 states, compared with 492 stores in 34 states at the same time last year.

The Company plans to open another 48 stores in the third quarter of fiscal 2004, seven in August and 41 in October. The Company plans to enter the San Francisco, CA market with 11 stores; the Salt Lake City, UT market with five stores; the Rochester, NY market with three stores; the Portland, ME market with two stores; the Reno, NV market with two stores and the Montgomery, AL market with one store. In addition, the Company will add nine stores in the Midwest region, six stores in the Northeast region, five stores in the Southwest region, three stores in the South Central region and one store in the Southeast region.  In total, the Company plans to open 95 stores in fiscal 2004.

In fiscal 2005, the Company plans to open another 95 stores with approximately half of the stores opening during the first quarter.

Second Quarter Earnings Conference Call

Investors will have the opportunity to listen to the second quarter earnings conference call today at 5:00 PM (EDT) by dialing 847-619-6368 ten minutes prior to the start of the call, over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Networks’ Vcall web site located at http://www.vcall.com.  To listen to the call, please go to either web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  To access a 24-hour telephone replay of the call, simply dial 630-652-3018.  (Pass Code: 9424524).

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contacts:  Vicki Shamion, Director – Public Relations, (262) 703-1464

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KOHLS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share date)

(Unaudited)

	3 Months Ended				6 Months Ended
	July 31, 2004	% to Net Sales	August 2, 2003	% to Net Sales	July 31, 2004	% to Net Sales	August 2, 2003	% to Net Sales

Net sales	$ 2,497.9		$ 2,208.5		$ 4,878.0		$ 4,326.2
Cost of merchandise sold	1,587.9	63.6%	1,471.7	66.6%	3,120.5	64.0%	2,848.1	65.8%

Gross margin	910.0	36.4%	736.8	33.4%	1,757.5	36.0%	1,478.1	34.2%

Operating expenses
Selling, general and administrative	569.1	22.8%	473.8	21.5%	1,134.8	23.3%	948.0	21.9%
Depreciation and amortization	70.8	2.8%	57.0	2.6%	136.8	2.8%	112.4	2.7%
Preopening expenses	4.7	0.2%	2.5	0.1%	22.5	0.4%	18.0	0.4%

Operating income	265.4	10.6%	203.5	9.2%	463.4	9.5%	399.7	9.2%

Interest expense, net	15.0	0.6%	23.2	1.0%	30.0	0.6%	40.9	0.9%

Income before income taxes	250.4	10.0%	180.3	8.2%	433.4	8.9%	358.8	8.3%
Provision for income taxes	94.6	3.8%	68.2	3.1%	163.8	3.4%	135.6	3.1%

Net income	$ 155.8	6.2%	$ 112.1	5.1%	$ 269.6	5.5%	$ 223.2	5.2%

Basic net income per share	$ 0.46		$ 0.33		$ 0.79		$ 0.66
Avg. number of shares	341.0		339.0		340.7		338.5

Diluted net income per share	$ 0.45		$ 0.33		$ 0.78		$ 0.65
Avg. number of shares	344.2		343.7		344.0		343.1

KOHLS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

Subject to Reclassification

	July 31, 2004	August 2, 2003

Assets
Current assets:
Cash and cash equivalents	$ 105,173	$ 107,978
Short-term investments	164,043	35,036
Accounts receivable trade, net	1,093,455	950,142
Merchandise inventories	1,776,212	1,716,763
Deferred income taxes	37,804	34,146
Other	82,501	77,347
Total current assets	3,259,188	2,921,412

Property and equipment, net	3,666,871	2,980,460
Favorable lease rights, net	230,533	186,088
Goodwill	9,338	9,338
Other assets	106,660	101,887
Total assets	$ 7,272,590	$ 6,199,185

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 788,707	$ 701,852
Accrued liabilities	443,346	295,211
Income taxes payable	106,977	57,542
Current portion of long-term debt and capital leases	2,843	12,440
Total current liabilities	1,341,873	1,067,045

Long-term debt and capital leases	1,091,421	1,064,174
Deferred income taxes	275,318	205,257
Other long-term liabilities	75,823	69,245
Shareholders’ equity	4,488,155	3,793,464
Total liabilities and shareholders’ equity	$ 7,272,590	$ 6,199,185

KOHLS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

Subject to Reclassification

	6 Months Ended
	July 31, 2004	August 2, 2003

Operating activities

Net income	$ 269,569	$ 223,158
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	137,160	119,047
Amortization of debt discount	108	3,468
Deferred income taxes	50,624	55,853
Changes in operating assets and liabilities:
Accounts receivable, net	56,702	40,668
Merchandise inventories	(169,222)	(89,767)
Other current assets	(11,664)	(33,633)
Accounts payable	256,108	51,121
Accrued and other long-term liabilities	5,198	(60,245)
Income taxes	(17,395)	(52,936)

Net cash provided by operating activities	577,188	256,734

Investing activities

Acquisition of property and equipment
and favorable lease rights	(443,317)	(334,646)
Net (purchases) sales of short-term investments	(129,758)	440,955
Other	(16,359)	(13,814)
Net cash (used in) provided by investing activities	(589,434)	92,495

Financing activities

Repayments of convertible and other long-term debt	(11,559)	(357,868)
Payments of financing fees on debt	(62)	(185)
Proceeds from stock option exercises	16,292	26,717

Net cash provided by (used in) financing activities	4,671	(331,336)

Net (decrease) increase in cash and cash equivalents	(7,575)	17,893
Cash and cash equivalents at beginning of period	112,748	90,085

Cash and cash equivalents at end of period	$ 105,173	$ 107,978